As filed with the U.S. Securities and Exchange Commission on May 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZENDESK, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-4411091
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

989 Market Street, Suite 300

San Francisco, California 94103

(Address of Registrant’s Principal Executive Offices)

ZENDESK, INC. 2014 STOCK OPTION AND INCENTIVE PLAN

ZENDESK, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN

ZENDESK, INC. 2009 STOCK OPTION AND GRANT PLAN

(Full title of the plan)

Mikkel Svane

Chief Executive Officer

Zendesk, Inc.

989 Market Street, Suite 300

San Francisco, California 94103

415.418.7506

(Name, address and telephone number of agent for service)

Copies to:

William J. Schnoor Jr., Esq. Bradley C. Weber, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 650.752.3100	John M. Geschke, Esq. Senior Vice President and General Counsel Zendesk, Inc. 989 Market Street, Suite 300 San Francisco, California 94103 415.418.7506

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share, reserved for issuance pursuant to the Zendesk, Inc. 2014 Stock Option and Incentive Plan	8,459,621(2)	$9.00(6)	$76,136,589	$9,807
Common stock, $0.01 par value per share, reserved for issuance pursuant to the Zendesk, Inc. 2014 Employee Stock Purchase Plan	3,625,000(3)	$7.65(7)	$27,731,250	$3,572
Common stock, $0.01 par value per share, reserved for issuance pursuant to stock option awards outstanding under the Zendesk, Inc. 2009 Stock Option and Grant Plan	14,713,152(4)	$5.29(8)	$77,832,574	$10,025
Common stock, $0.01 par value per share, reserved for issuance pursuant to restricted stock unit awards outstanding under the Zendesk, Inc. 2009 Stock Option and Grant Plan	2,645,100(5)	$9.00(6)	$23,805,900	$3,067
Total	29,442,873		$205,506,313	$26,471

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Represents 8,459,621 shares of common stock available for future issuance under the Zendesk, Inc. 2014 Stock Option and Incentive Plan (the “2014 Plan”). Shares of common stock reserved for issuance under the 2014 Plan consist of (a) 7,500,000 shares of common stock reserved for future issuance under the 2014 Plan plus (b) 959,621 shares of common stock previously reserved but unissued under the Zendesk, Inc. 2009 Stock Option and Grant Plan (the “2009 Plan”) that will be available for future issuance under the 2014 Plan. To the extent that any awards outstanding under the 2009 Plan are forfeited or expire subsequent to the date of this Registration Statement, the shares of common stock subject to such awards will become available for issuance under the 2014 Plan. See footnotes 4 and 5 below.

(3)	Represents 3,625,000 shares of common stock reserved for issuance under the Zendesk, Inc. 2014 Employee Stock Purchase Plan (the “2014 ESPP”).

(4)	Represents 14,713,152 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2009 Plan as of the date of this Registration Statement. To the extent that any such awards are forfeited or expire subsequent to the date of this Registration Statement, the shares of common stock subject to such awards will become available for issuance under the 2014 Plan. See footnote 2 above.

(5)	Represents 2,645,100 shares of common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2009 Plan as of the date of this Registration Statement. To the extent that any such awards are forfeited or expire subsequent to the date of this Registration Statement, the shares of common stock subject to such awards will become available for issuance under the 2014 Plan. See footnote 2 above.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $9.00, the initial public offering price per share of the Registrant’s common stock set forth on the cover page of the Registrant’s prospectus dated May 14, 2014 relating to its initial public offering.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on 85% of $9.00 per share, the initial public offering price per share of the Registrant’s common stock set forth on the cover page of the Registrant’s prospectus dated May 14, 2014 relating to its initial public offering. Pursuant to the 2014 ESPP, the purchase price of the shares of the Registrant’s common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the Registrant’s common stock on the first trading day of the offering period or on the exercise date.

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $5.29, the weighted average exercise price per share of outstanding stock option awards under the 2009 Plan as of May 14, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(a)	Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on May 14, 2014 (File No. 333-195176), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Registrant’s prospectus to be filed with the Commission on or about May 15, 2014 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-195176); and

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36456) filed with the Commission on May 13, 2014 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors and executive officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or executive officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability in limited circumstances.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•	the Registrant will indemnify its directors and executive officers and, in the discretion of its board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and executive officers, and in the discretion of its board of directors, to certain employees and agents, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has or will enter into indemnification agreements with each of its directors, executive officers and certain other officers. These agreements provide that the Registrant will indemnify each of its directors, executive officers, certain other officers and, at times, their affiliates, to the fullest extent permitted by the DGCL.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 14, 2014.

ZENDESK, INC.

By:	/s/ Mikkel Svane
Mikkel Svane
Chief Executive Officer and Chair of the Board of Directors

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mikkel Svane and Alan Black, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Zendesk, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mikkel Svane	Chief Executive Officer and Chair of the Board of Directors	May 14, 2014
Mikkel Svane	(Principal Executive Officer)
/s/ Alan Black	Chief Financial Officer	May 14, 2014
Alan Black	(Principal Financial and Accounting Officer)
/s/ Peter Fenton	Director	May 14, 2014
Peter Fenton
/s/ Caryn Marooney	Director	May 14, 2014
Caryn Marooney
/s/ Elizabeth Nelson	Director	May 14, 2014
Elizabeth Nelson
/s/ Dana Stalder	Director	May 14, 2014
Dana Stalder
/s/ Michelle Wilson	Director	May 14, 2014
Michelle Wilson
/s/ Devdutt Yellurkar	Director	May 14, 2014
Devdutt Yellurkar

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EXHIBIT INDEX

Exhibit No.	Description

4.1(1)	Form of Common Stock Certificate of the Registrant.

4.2(2)	2009 Stock Option and Grant Plan, as amended, and related form agreements.

4.3(3)	2014 Stock Option and Incentive Plan, and related form agreements.

4.4(4)	2014 Employee Stock Purchase Plan.

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-1 of this Registration Statement on Form S-8).

(1)	Incorporated by reference to Exhibit 4.1 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-195176), filed with the Commission on May 5, 2014.
(2)	Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Registration Statement on Form S-1 (File No. 333-195176), filed with the Commission on April 10, 2014.
(3)	Incorporated by reference to Exhibit 10.3 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-195176), filed with the Commission on May 5, 2014.
(4)	Incorporated by reference to Exhibit 10.4 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-195176), filed with the Commission on May 5, 2014.

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